OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                       December 14, 2004


Contact:     Ray Adams
             Chief Financial Officer
             (503) 240 -5223


                OREGON STEEL MILLS ANNOUNCES CLOSURE OF PIPE MILL


Portland, Oregon, December 14, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today that it would permanently close its large-diameter line pipe mill located in Napa, California ("Napa Mill") and sell the pipe mill assets and real estate in separate transactions. The Company has contracted with Casey Equipment Corporation to market the pipe mill equipment and with Cushman & Wakefield to market the real estate. The Napa Mill assets, which include 152 acres of real estate, have a net book value of approximately $31 million. The Company expects to record a gain on the eventual disposition of the assets.

As previously reported, the Company has approved the construction of a spiral weld double-submerged arc-weld ("DSAW") pipe making facility at or near its Portland, Oregon rolling mill. The project, as approved, would consist of two pipe mills with an annual capacity of approximately 150,000 tons, depending on product mix, capable of producing API certified large-diameter line pipe from 24 inches to 60 inches in diameter, in wall thickness of 1/4 inch to 1 inch, and in lengths of up to 80 feet. The project is expected to be completed during the first quarter of 2006.

Until the new mill is completed, the Company will bid for and produce all of its large-diameter line pipe orders at its majority-owned subsidiary, Camrose Pipe Company ("Camrose"). Camrose has two pipe manufacturing mills, a large-diameter pipe mill (annual capacity of 200,000 tons) similar to the Napa Mill that can produce DSAW pipe up to 42 inches in diameter and an electric-resistance-welded ("ERW") pipe mill (annual capacity of 120,000 tons) that can produce pipe up to 16 inches in diameter, both located in Camrose, Alberta, Canada.

The Company also announced today that Camrose is expected to produce approximately 100,000 tons of large-diameter line pipe during the first six months of 2005 versus 2,000 tons for all of 2004. The steel plate requirements for Camrose will be manufactured at the Company's Portland, Oregon rolling mill, with plate production beginning in the second half of December 2004.



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Jim Declusin, the Company's CEO, stated, "As part of our justification for the new pipe mill in Portland, Oregon, we performed a market survey of our customers that indicates that between 2005 and 2008, there could be demand for as much as
2.5 million tons of large-diameter line pipe in North America. We believe that Oregon Steel is in a very good position with our current and future large-diameter pipe making capability, coupled with our Portland rolling mill, to participate in a significant way in these projects."

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.